SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (the “Agreement”) is made by and between Tarak B. Mehta (“Employee”) and The Timken Company (the “Company”).
WHEREAS, Employee has been employed by the Company as President and Chief Executive Officer; and
WHEREAS, Employee’s employment with the Company will be terminated on the Termination Date (as defined below).
NOW THEREFORE, in exchange for and in consideration of the promises and covenants contained herein, along with other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and Employee agree as follows:
1.Separation from Employment. Employee and the Company agree that on March 31, 2025 (“Termination Date”) Employee’s employment with the Company and all of its subsidiaries and affiliates will terminate. Effective as of the Termination Date, if, or to the extent, Employee has not already resigned, Employee will further resign: (a) as a director on the Board of Directors of the Company and from all other offices of the Company to which Employee has been elected by the Board of Directors of the Company, or to which Employee has otherwise been appointed; (b) from all administrative, fiduciary or other positions Employee may hold with respect to arrangements or plans for, of or relating to the Company; and (c) from any other directorship, office, or position of any corporation, partnership, joint venture, trust or other enterprise if Employee is serving in such directorship, office, or position at the request of the Company. The Company hereby consents to and accepts such resignations. Employee shall promptly execute all necessary documents to effectuate such resignations and shall promptly complete and execute any necessary documentation requested by the Company or required to be filed with any governmental authority in furtherance of a resignation or in furtherance of operations. The Company and Employee agree that Employee’s termination of employment on the Termination Date will be deemed to be a Termination of Employment under Section 4.1(b) of (and as defined in) the Severance Agreement, dated as of September 5, 2024, between Employee and the Company (the “Severance Agreement”) and deemed not to be the type of Termination of Employment described in clauses (i), (ii), or (iii) of Section 4.1(b) of the Severance Agreement. Employee agrees that Employee waives any claim that Employee might have to reemployment with the Company, and Employee agrees not to seek future employment with the Company. Employee agrees that the Company has no obligation to employ, hire, or rehire Employee, or to consider Employee for hire, and that this right of the Company is purely contractual and is in no way discriminatory or retaliatory.
2.Benefits Following Termination Date.
2.1The Company agrees to provide to Employee the compensation and benefits set forth on Exhibit A of this Agreement (the “Separation Benefits”), subject to Employee voluntarily and knowingly executing this Agreement within fifty (50) days after the Termination Date and letting this Agreement become effective in accordance with its terms.
2.2Employee agrees that all outstanding awards granted to Employee pursuant to The Timken Company 2019 Equity and Incentive Compensation Plan, as may be amended from time to time (the “Incentive Plan”) under: (a) the Time-Based Restricted Stock Units Agreement, with a date of grant of September 5, 2024, (b) the Time-Based Restricted Stock Units Agreement, with a date of grant of February 13, 2025, (c) the Performance-Based Restricted Stock Units Agreement, with a date of grant of September 5, 2024, (d) the Performance-Based Restricted Stock Units Agreement, with a date of grant of February 13, 2025, and (e) the Deferred Shares Agreement, with a date of grant of September 5, 2024, will be terminated and forfeited as of the Termination Date without any payment or further obligation of the Company or its affiliates. Employee agrees that the Separation

Benefits are in full satisfaction of all payment obligations the Company and its subsidiaries may have under the Severance Agreement, the Incentive Plan, and other compensation arrangements of the Company and its subsidiaries.
3.Confidentiality, Non-Disparagement, and Communication with Authorities.
3.1Confidentiality. Employee agrees not to at any time talk about, write about, or otherwise publicize or disclose to any third party the terms of this Agreement or any fact concerning its negotiation, execution, or implementation except with (a) an attorney, accountant, or tax advisor engaged by Employee to advise them with respect to the Agreement; (b) the Internal Revenue Service or other governmental agency upon proper request; and (c) their immediate family, provided that all such persons agree in advance to keep said information confidential and not to disclose it to others. Further, Employee will continue to comply with the confidentiality, non-disclosure and non-use covenants set forth in Section 4 of Employee’s Non-Disclosure, Restrictive Covenant, and Assignment Agreement with the Company (the “Non-Disclosure Agreement”), which remains in full force and effect after the Termination Date.
3.2Non-disparagement. Employee agrees that Employee shall not make, or cause to be made, any statement or communication regarding the Company, its subsidiaries or affiliates to any third parties that disparages the reputation or business of the Company or any of its subsidiaries or affiliates.
3.3Communication with Authorities. Nothing in this Agreement prevents Employee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.
4.Restrictive Covenants.
4.1Severance Agreement. By signing this Agreement, Employee reaffirms that Employee will continue to abide by the covenants set forth in Section 6 of the Severance Agreement, which survive Employee’s termination of employment, and Employee agrees with the Company that Section 6.2 of the Severance Agreement is hereby amended to read as follows:
“For a period of time beginning upon the Termination Date and ending upon the eighteenth-month anniversary of the Termination Date, Employee shall not (a) engage or participate, directly or indirectly, in any Competitive Activity (as defined in Section 1.7 of the Severance Agreement) or (b) solicit or cause to be solicited on behalf of a competitor any person or entity which was a customer of the Company during the term of the Severance Agreement, if Employee had any direct responsibility for such customer while employed by the Company.”
Employee and the Company agree that the business enterprises described in the definition of “Competitive Activity” under Section 1.7 of the Severance Agreement include, but are not limited to, the following entities: JTEKT Corporation, NTN Corporation, NSK Ltd., Schaeffler AG, AB SKF, RBC Bearings Incorporated, and Regal Rexnord Corporation.
4.2Non-Disclosure Agreement. By signing this Agreement, Employee also reaffirms that Employee will continue to abide by the covenants set forth in Sections 4, 5, 6, 7, 8, 9, 10 and 11 of Employee’s Non-Disclosure Agreement, which survive Employee’s termination of employment, and Employee agrees with the Company that Sections 7 and 8 of the Non-

Disclosure Agreement are hereby amended so that all occurrences in Sections 7 and 8 of the Non-Disclosure Agreement of the phrase “then for one year following my Separation” will be replaced with “then for 18 months following my Separation”.
5.Employee’s Release of All Claims.
5.1Release of the Company by Employee. Employee, for themself and their heirs, administrators, executors, spouses (if any), successors, estates, representatives, agents, and assigns, does hereby voluntarily and knowingly forever release and discharge the Company, both as Employee’s employer and as sponsor and/or administrator of employee benefits plans established for the benefit of its employees, and each of their respective current and former corporate parents, related or affiliated entities, agents, servants, parents, subsidiaries, affiliates, divisions, members, trustees, partners, officers, directors, employees, successors, predecessors, administrators, insurers and assigns (the “Released Parties”) from any and all civil suits or causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Employee expressly acknowledges that the claims released by this Paragraph include:
a.Any and all claims for breach of the Company’s policies, rules, regulations, handbooks or manuals, or for breach of express or implied contracts, express or implied covenants of good faith, quasi-contracts, promissory estoppel, unjust enrichment, negligent and/or intentional misrepresentations, or fraud; and
b.Any and all claims for wrongful discharge, defamation, invasion of privacy, intentional and/or negligent infliction of emotional distress, loss of spousal consortium, violations of public policy, violations of whistleblower statutes, retaliation, intentional torts, employment intentional torts, common law torts, or any other personal injury; and
c.Any and all claims for back pay, front pay, or other wages or benefits, for any kind of compensatory, special or consequential damages, punitive or liquidated damages, lost or unpaid benefits of any kind or nature, attorneys’ fees, costs, disbursements or expenses of any kind whatsoever; and
d.Any and all claims arising under federal, state or local constitutions, statutes, laws, rules, regulations, executive orders or common law regulating employer conduct or prohibiting employment discrimination, harassment, retaliation and/or interference based upon age, race, color, sex, religion, handicap or disability, national origin, genetic information, sexual orientation, veteran or marital status, or any other protected category or characteristic, including but not limited to any and all claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”), as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; 42 U.S.C. §1983; the Americans with Disabilities Act (“ADA”), as amended; the Rehabilitation Act of 1973, as amended; the Equal Pay Act, as amended; the Employee Retirement Income Security Act (“ERISA”); the Family and Medical Leave Act (“FMLA”), as amended; the Genetic Information Nondiscrimination Act of 2008; the Fair Labor Standards Act (“FLSA”); the Lilly Ledbetter Fair Pay Act of 2009; Older Workers Benefit Protection Act of 1990 (“OWBPA”); 18 U.S.C.§1514(A), also known as the Sarbanes-Oxley Act; the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. Sec. 2101, et seq.; Ohio Fair Employment Practices Act – Ohio Rev. Code Ann. § 4112.01, et seq.; Ohio Whistleblower Protection Law – Ohio Rev. Code Ann. § 4113.51, et seq.; Ohio Statutory Provisions Regarding Retaliation/Discrimination for Filing Worker’s Compensation Claim – Ohio Rev. Code Ann. § 4123.90; Ohio Equal Pay Law – Ohio Rev. Code Ann. § 4111.13 et seq.; Ohio State Wage Payment and Work Hour Laws - Ohio Rev. Code Ann. § 4111.01, et seq.; Ohio Political Action of Employees Laws; Ohio Witness and Juror Leave Laws - Ohio Rev. Code Ann. § 2313.18, et seq.; Ohio Voting Leave

Laws - Ohio Rev. Code Ann. § 3599.06, et seq.; Ohio Military Family Medical Leave Act - Ohio Rev. Code Ann. § 5906.01, et seq.; Ohio Whistleblower Protection Law - Ohio Rev. Code Ann. § 4113.52; and any other federal, state or local civil, labor, pension, wage-hour or human rights law, federal or state public policy, contract or tort law; any claim arising under federal or state common law, including, but not limited to, constructive or wrongful discharge or intentional or negligent infliction of emotional distress; and any claim for costs or attorney’s fees; and
e. Any and all claims arising out of or related to Employee’s service (i) as a member of the Board of Directors of the Company; (ii) in any administrative, fiduciary or other position during their employment with the Company including, without limitation, service on any charitable foundation or benefit plan committee sponsored by the Company; and (iii) in other directorship, office or position of any subsidiary or affiliate corporation, partnership, joint venture, trust or other enterprise in which service in such directorship, office, or position was at the request of the Company.
Employee specifically understands that the release of their claims under this Agreement includes, without limitation, waiver and release of all claims against the Company and Released Parties, and Employee is not waiving any rights or claims first arising after the date Employee signs this Agreement or that cannot be waived by law. Nothing in this Agreement shall waive, release, or otherwise affect Employee’s vested interest in the Company’s tax-qualified 401(k) plan or right to pursue unemployment compensation benefits.
5.2Protected Rights. Notwithstanding anything to the contrary in this Agreement (or in any other agreement, contract or arrangement with the Company or its subsidiaries or affiliates, or in any policy, procedure or practice of the Company or its subsidiaries or affiliates (collectively, the “Arrangements”)): (a) nothing in the Arrangements or otherwise limits Employee’s right to any monetary award offered by a government-administered whistleblower award program for providing information directly to a government agency (including the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended, the Dodd-Frank Wall Street Reform and Consumer Protection Act or The Sarbanes-Oxley Act of 2002); and (b) nothing in the Arrangements or otherwise prevents Employee from, without prior notice to the Company, providing information (including documents) to governmental authorities or agencies regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities or agencies regarding possible legal violations (for purpose of clarification, Employee is not prohibited from providing information (including documents) voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended). The Company nonetheless asserts and does not waive its attorney-client privilege over any information appropriately protected by privilege. The terms of this paragraph are referred to as the “Protected Rights,” and the terms of this Agreement are subject to the Protected Rights.
5.3Affirmations. As of the date of the signing of this Agreement, Employee agrees that they: (a) have been paid for all hours worked; (b) have reported any injuries they may have received during the course of employment with the Company; (c) have not made any allegation or brought any claims and are unaware of any facts or circumstances that might give rise to a claim or charge of discrimination, harassment, retaliation, unpaid wages, overtime, or ethical violation on behalf of any of the Released Parties; and (d) are unaware of any facts or circumstances that any of the Released Parties may have violated or failed to comply with any federal, state or local law, ordinance or regulation.

5.4Compliance with Older Workers’ Benefit Protection Act and Applicable State Laws, Advice of Counsel, Consideration, Revocation Period, and Other Information. Employee specifically acknowledges that the waiver and discharge of their claims under this Agreement include, without limitation, waiver and release of all claims against the Company and the Released Parties under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). To satisfy the requirements of the Older Workers Benefit Protection Act of 1990 (“OWBPA”), if applicable, Employee acknowledges and agrees as follows:
a.Employee is over eighteen (18) years of age; they have read the Agreement; the Agreement is written in plain and understandable language; they fully understand the Agreement; and they are entering into the Agreement freely and voluntarily and without duress, coercion or undue influence of any kind;
b.This Agreement applies to any rights Employee may have under the ADEA prior to executing this Agreement, and is inapplicable to any rights they may have under the ADEA that arise after they execute this Agreement;
c.Employee waives their claims under the ADEA in exchange for the covenants made herein, and acknowledges that certain of the benefits provided herein constitute consideration of value to which Employee would not otherwise have been entitled, including Section 2 of this Agreement;
d.Employee was and hereby is advised to consult an attorney in connection with this Agreement, and prior to the execution of this Agreement and have been fully advised concerning its contents; and
e.Employee has a period of fifty (50) calendar days to consider the terms of this Agreement. Employee may execute this Agreement before expiration of the fifty (50) day period; however, they are not required to do so. If Employee signs this Agreement before the expiration of the fifty (50) day period, they agree that they are knowingly and expressly waiving the time period. After Employee signs this Agreement, Employee has seven (7) days from that date to change Employee’s mind and revoke this Agreement. This Agreement will not become effective until after the expiration of the seven- (7) day revocation period. To revoke this Agreement, Employee must clearly communicate the decision in writing to Hansal Patel, Executive Vice President, General Counsel and Secretary of The Timken Company, 4500 Mount Pleasant St. NW, PO Box 6929, North Canton, OH 44720, Mail Code WHQ-01, by the seventh (7th) day following the date Employee signs this Agreement. Employee understands and agrees that should they revoke the release and waiver as to claims under the Age Discrimination in Employment Act of 1967, as amended, the Company’s obligations under this Agreement will become null and void.
5.5Non-Admission. This Agreement and the terms hereof are not and shall not be used or construed as evidence of an admission by the Company respecting the validity of any potential claims Employee may or may not have against the Company or of the Company’s liability with respect to any such potential claims or of any wrongdoing by the Company whatsoever. This Agreement shall not be offered as evidence for any purpose in any litigation, proceeding, or otherwise other than for the purpose of enforcing the terms of this Agreement.
6.Return of Property. Employee agrees that in connection with their termination from employment, they shall immediately return to the Company all Company documents and property in their possession or control (whether in hard copy or on electronic or magnetic media), including, but not limited to, keys, price lists, supplier and customer lists, salary and benefit information, files, reports, all correspondence both internal and external (memoranda, letters, quotes, etc.), business plans, budgets, designs, laptop computer, fax, copier, printer, automobile, cell phone or other electronic devices, and any and all other property of the

Company. Further, Employee agrees to fully comply with Section 5 of Employee’s Non-Disclosure Agreement, which remains in full for and effect after the Termination Date.
7.Reasonable Assistance. In order to ensure a smooth transition from Employee’s employment with the Company, for a period of one year following the Termination Date, Employee shall provide reasonable assistance to and cooperation with the Company in connection with any matter concerning which the Employee had knowledge or responsibility while employed by the Company.
8.U.S. Defend Trade Secrets Act Notice of Immunity. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
9.Knowing and Voluntary Execution. Employee states and represents that they have carefully read this Agreement and knows and understands the contents thereof, and that they have executed the same as their own free act and deed. Employee also acknowledges that they have had the opportunity to ask questions about each and every provision of this Agreement and that they fully understand the effect of the provisions contained herein upon their legal rights.
10.Tax Matters. By signing this Agreement, Employee acknowledges that Employee will be solely responsible for any taxes (other than the employer portion of payroll taxes) which may be imposed on Employee as a result of the Separation Benefits or the provisions of this Agreement, that all amounts payable to Employee under or in connection with this Agreement will be subject to applicable tax withholding by the Company or its subsidiaries or affiliates, and that the Company has not made any representations or guarantees regarding the tax result for Employee with respect to this Agreement or the Separation Benefits.
11.Section 409A. The payments and benefits under this Agreement are intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”). For purposes of Code Section 409A, Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits that are deferred compensation subject to Code Section 409A, the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and such payments shall be made on or before the last day of Employee’s taxable year following the taxable year in which the expense occurred.
12.Entire Agreement. This Agreement and the Severance Agreement contain the entire agreement between the Company and Employee regarding Employee’s departure from the Company. Employee hereby acknowledges that the Separation Benefits are in full satisfaction of any severance benefits under the Severance Agreement, any equity award agreements, and any other compensation arrangements between Employee and the Company. Notwithstanding the foregoing, the restrictive covenants in Sections 3 and 4 of this Agreement and Section 6 of the Severance Agreement do not supersede the restrictive covenants in any other types of agreements entered into between the Company and Employee, including, without limitation, the restrictive covenants in Employee’s Non-Disclosure Agreement and those entered into in connection with grants of equity awards. Each such set of restrictive covenants remain in full force and effect and are binding on Employee pursuant to their terms.

13.Executed Counterparts. This Agreement may be executed in one or more counterparts, and any executed copy of this Agreement shall be valid and have the same force and effect as the originally executed Agreement.
14.Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio.
15.Modification. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and the Company.
16.Severability. In the event that any provision in this Agreement is determined to be legally invalid or unenforceable by any court of competent jurisdiction, and cannot be modified to be enforceable, the affected provision shall be stricken from the Agreement, and the remaining terms of the Agreement and its enforceability shall remain unaffected.
17.Assignability. Employee’s obligations and agreements under this Agreement shall be binding on their heirs, executors, legal representatives and assigns and shall inure to the benefit of any successors and assigns of the Company. The Company may, at any time, assign this Agreement or any of its rights or obligations arising hereunder to any party.
18.Attorneys’ Fees. Each party hereto shall bear its own attorneys’ fees and costs in connection with the negotiation, preparation and closing of this Agreement.
19.Effective Date. This Agreement is effective when signed by both parties, and the revocation period described in Section 5.4(e) has expired without Employee revoking the Agreement.
[Signature page follows]

IN WITNESS WHEREOF, Employee and the Company hereby execute this Agreement on the dates indicated below.
Dated: March 31, 2025
        /s/ Tarak B. Mehta
Witness        EMPLOYEE
        TARAK B. MEHTA

Dated: March 31, 2025    THE TIMKEN COMPANY

    By: /s/ Hansal N. Patel
     Hansal N. Patel
    Its: Executive Vice President, General Counsel &
     Secretary

EXHIBIT A
Separation Benefits

Pursuant to Section 2.1 of this Separation Agreement, the Separation Benefits are:

1.    The Company will pay a lump sum cash amount equal to $5,500,000 to Employee within sixty (60) days following the Termination Date.

2.     The Company will pay a lump sum cash amount equal to $900,000 to Employee within sixty (60) days following September 5, 2025.

3.    The Company will pay a lump sum cash amount equal to $900,000 to Employee within ten (10) days following February 13, 2026.

4.    The Company will pay a lump sum cash amount equal to $1,950,000 to Employee within ten (10) days following February 13, 2027.

5.    The Company will make available to Employee, at Employee’s option, outplacement services provided through a third-party outplacement services provider selected by the Company. Such services will be available for a period of twelve (12) months following the Termination Date or, if earlier, until Employee secures subsequent employment.